Exhibit 10.1

APPLIED DIGITAL SOLUTIONS, INC.
EMPLOYMENT AND NON-COMPETE AGREEMENT

AGREEMENT made this 6th day of December 2006 (the “Effective Date”), by and between the parties to this Agreement (hereinafter individually referred to as “Party” and collectively referred to as “Parties”), APPLIED DIGITAL SOLUTIONS, INC., a Missouri Business Corporation (hereinafter referred to as “ADS”), and MICHAEL KRAWITZ (hereinafter referred to as “Executive”).
WHEREAS, ADS is an advanced digital technology development company (the “Business”); and
WHEREAS, Executive has contributed meaningfully in his capacity as Executive Vice President and General Counsel of ADS; and
WHEREAS, ADS finds it is in its best interest to enhance Executive’s contribution to the Business, to protect its technologies and business relationships, and to engage Executive’s services as Chief Executive Officer of ADS; and
WHEREAS, Executive is willing to assume the fulltime role as ADS’s Chief Executive Officer;
NOW THEREFORE, in consideration of the promises and the mutual obligations set forth in this Agreement, the Parties agree as follows:
1. EMPLOYMENT. ADS agrees to continue to employ Executive, and Executive agrees to accept such continued employment by ADS, pursuant to the terms and conditions set forth in this Agreement. Executive agrees that the provisions and benefits under the 2003 Severance Policy, and the 2004 Executive Management Change in

Control Plan shall terminate with respect to Executive and Executive specifically waives any rights he may have thereunder.
2. POSITION AND RESPONSIBILITIES. During the term of this Agreement, as defined below, Executive shall serve as Chief Executive Officer of ADS and will perform such duties and exercise such supervision with regard to the business of ADS as are associated with such positions, as well as such additional duties as may be prescribed from time to time by ADS’s Board of Directors (the “Board”). Executive agrees to render services to the best of Executive’s ability for and on behalf of ADS. Executive agrees to devote his full business time to rendering such services on behalf of ADS, other than reasonable time for charitable works, managing personal investments and, with the consent of the Board, service on boards of other companies.
3. TERM. Except as terminated in this Section 3 or Section 8(c) of this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in force thereafter. Notwithstanding the foregoing, upon the happening of any of the following events, this Agreement shall terminate (unless otherwise provided herein for a termination after a period of time) and Executive shall cease to be an employee of ADS:
(a)	Executive’s resignation upon sixty (60) days advance written notice;
(b)
Executive’s Total Disability upon ADS’s election. For purposes of this Agreement, “Total Disability” shall be defined as Executive’s inability, due to illness, accident or any other physical or mental incapacity, to perform Executive’s usual responsibilities performed by Executive for ADS prior to the onset of such disability, for one hundred eighty (180) consecutive days during the Term. ADS may elect, by written notice to

Executive, within thirty (30) days of the end of such period of Total Disability defined above, to terminate Executive’s employment herein;
(c)           the death of Executive;
(d)
Executive’s Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be defined as a material breach by ADS of its obligations under this Agreement, including but not limited to (i) any reduction of Executive’s Base Salary or incentive compensation as provided herein, (ii) a diminution in duties or position, (iii) moving Executive’s workplace away from headquarters or moving headquarters outside of Palm Beach, Broward or Dade Counties. If Executive chooses to treat such material breach as a Constructive Termination, Executive shall provide ADS with written notice describing the circumstances being relied upon by Executive for such termination with respect to this Agreement within thirty (30) days after the event giving rise to the Constructive Termination. ADS shall have thirty (30) days after receipt of such notice to remedy the situation prior to the Constructive Termination being deemed final;

(e)	ADS terminates this Agreement without cause upon sixty (60) days advance written notice; or
(f)
ADS terminates this Agreement for cause, with said cause being defined as a conviction of a felony or Executive’s being prevented from providing services hereunder as a result of Executive’s violation of any law, regulation and/or rule.

(g)
Executive’s resignation by written notice within one hundred twenty (120) days following a Change in Control, such term being defined as a transaction or series of transactions in which any person or entity (or persons or entities acting as a group) acquires stock of ADS that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of ADS, as well as the Board members prior to the transaction no longer constituting a majority of the Board members following such transaction.

4. ANNUAL COMPENSATION.
(a) During the Term, Executive shall be entitled to compensation for all services performed by Executive pursuant to this Agreement (“Compensation”) as follows:
(i) Executive shall, during the Term, be entitled to a base salary (the “Base Salary”) of THREE HUNDRED FIFTY THOUSAND ($350,000.00) DOLLARS per annum. The Base Salary may be increased (but not decreased) in the reasonable discretion of ADS. The “Base Salary” shall, for all purposes of this Agreement, mean the Base Salary then being paid by ADS to Executive.
(ii) During the Term, Executive shall be eligible for incentive bonus compensation for each calendar year, to be reasonably determined by the Board, which shall consider bonuses paid by similarly situated employers to similarly situated employees.
(b) ADS shall deduct from the Compensation all taxes and other deductions which are required to be deducted or withheld under any provision of any federal, state, or local law now in effect or which may become effective at any time during the term of this Agreement (collectively, the “Withholdings”).

5. FRINGE BENEFITS. During the Term, Executive shall be entitled to all fringe benefits (the “Fringe Benefits”) provided to senior executive employees of ADS, as reasonably determined by the Board. The Fringe Benefits shall specifically include executive health benefits which shall entitle Executive to full reimbursement for all physical examinations and other related services, use of an automobile leased by ADS for use by Executive, premium payments of life and disability insurance comparable to that currently provided, as well as the payment by ADS of all reasonable expenses relating to a foreign language course in which Executive may be enrolled.
6. BUSINESS AND OTHER EXPENSES. ADS will reimburse Executive for all reasonable travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement. Executive will comply with all reasonable reporting requirements with respect to business expenses as may be established by ADS from time to time. In addition, ADS shall pay to Executive TWENTY THOUSAND ($20,000.00) DOLLARS per year during the Term, payable in ten thousand dollar installments on or before January 15 and July 15, representing non-allocable expenses that shall be deemed additional compensation to Executive.
7. ADDITIONAL BENEFITS.
(a) Executive will be entitled to participate in all other compensation or employee benefit plans or programs and receive all benefits for which salaried employees of ADS generally are eligible under any plan or program now or later established by ADS on the same basis as similarly situated senior executives of ADS. Executive will participate to the extent permissible under the terms and provisions of such plans or programs, in accordance with program provisions.

(b) Upon the execution of this Agreement, ADS shall issue 100,000 shares (the “Shares”) of common stock of ADS to Executive under an applicable stock incentive plan previously approved by shareholders. It is agreed that 50,000 of the Shares will vest immediately, while the remaining 50,000 Shares (the “Unvested Shares”) shall be restricted and subject to a substantial risk of forfeiture in the event that this Agreement is terminated on or before December 31, 2008 pursuant to subparagraphs (a) or (f) of Section 3 of this Agreement, in which event the Unvested Shares shall immediately be forfeited.
8. PAYMENT UPON TERMINATION OF AGREEMENT.
(a) Upon the termination of this Agreement, ADS will pay to Executive any and all earned but unpaid Base Salary and earned but unpaid incentive bonus compensation as of the date of termination. ADS shall pay such amounts due Executive within thirty (30) days of Executive’s last day of service. Any outstanding stock options held by Executive on Executive’s last day of service shall remain exercisable for the life of the option. In addition, ADS shall remain responsible for all rental payments relating to the leased vehicle then used by Executive until the expiration of the lease. Further, Executive shall be permitted to maintain possession of all computer equipment owned by ADS which is then being used by Executive. Executive shall remain reasonably available by electronic mail or telephone to assist with any post-separation transition relating to pre-separation issues.
(b) To the extent that this Agreement is terminated other than pursuant to subparagraphs (a) or (f) of Section 3, Executive shall be entitled to receive: ONE MILLION FOUR HUNDRED EIGHTY THOUSAND ($1,480,000.00) DOLLARS (the “Severance Amount”) as severance. The Severance Amount shall be payable in common stock of ADS (“ADS Stock”), except for the Withholdings, which shall be payable in cash. In the event that (i) ADS is unable to pay part of the Severance Amount in the form of common ADS Stock, or (ii) at the time of issuance or delivery the shares of ADS Stock are not both traded and expected for the foreseeable to be traded in the public markets on a national exchange (for example, without limitation, because a Change in Control results in ADS being a private company), then and in that event, ADS shall pay the Severance Amount in cash. Within twenty (20) business days of the termination of this Agreement, ADS will contribute to a Rabbi Trust (as defined in Section 8(c)) the Severance Amount (whether cash or, if applicable, the number of shares of ADS Stock determined pursuant to section 8(d)).
(c) Payments pursuant to Section 8(b) and 10(c) shall be deposited in the Rabbi Trust. As used herein, the “Rabbi Trust” shall mean a “rabbi trust” to be on terms reasonably acceptable to the Executive and ADS, but in no event less favorable to the Executive than the terms of the rabbi trust set forth in Rev. Proc. 92-64. The amount contributed to the rabbi trust will be released from the trust (together with any earnings thereon) and paid or delivered to the Executive as follows: (i) as to the Severance Amount, the cash or the shares of ADS Stock (as applicable) shall be released from escrow and paid or delivered to Executive six (6) months and one (1) day following termination of this Agreement, and (ii) as to the Covenant Consideration pursuant to Section 10(c), the cash or the shares of ADS Stock (as applicable) shall be released from escrow and paid or delivered to Executive one year following termination of this Agreement, assuming for this clause (ii) only that Executive does not materially breach the provisions of Section 10, in which case such cash or ADS Stock shall be returned to ADS.
(d) To the extent that ADS Stock shall be issued pursuant to subparagraph (b) or (c) of this Section 8, the ADS Stock shall be included on an applicable registration statement filed by ADS as soon as practicable, which is anticipated to be within six (6) months from the date of issuance of any such stock. ADS shall utilize good faith efforts to include ADS Stock in any other registration statement filed by ADS, but shall not be obligated to file a separate registration statement for the ADS Stock. In all events, ADS shall bear all costs of registration of the ADS Stock. In the event that the ADS Stock is not registered within one (1) year from the date of issuance, ADS shall fully cooperate at all times thereafter in allowing Executive to benefit from any and all registration requirement exemptions that shall then exist. In all events, the number of shares of ADS Stock due will be calculated based upon the average closing price of one (1) share of common stock of ADS for the ten (10) trading days preceding the day in which the ADS Stock is issued. Any ADS Stock issued hereunder shall be price protected through the later of: (i) the date on which the applicable registration statement becomes effective, or the date in which such ADS Stock should otherwise become eligible for trading without restriction pursuant to an exemption from registration, or (ii) the date such ADS Stock is delivered to Executive from the Rabbi Trust (such later date, the “Price Protection Date”), such that if the value of the ADS Stock on such Price Protection Date is less than the intended applicable amount as set forth in Section 8(b) or Section 10(c), cash or freely tradable shares of ADS Stock (at ADS’s option) will be issued to Executive to subsidize any shortfall, which cash or additional shares shall be due fourteen (14) months following termination of this Agreement. ADS agrees that it shall not announce or effect any stock split, reverse split or similar transaction for a period of three (3) months following any Price Protection Date. The Parties agree that the various provisions regarding payment of ADS Stock pursuant to the Agreement is intended to benefit both ADS and the Executive as a substitute for cash value, so that notwithstanding any provision herein, any payment hereunder shall be made in cash and not ADS Stock if (i) it is reasonably likely that Executive will not be able, within a reasonable period of time (complying with applicable securities laws), to sell such ADS Stock for cash for any reason including, without limitation, if shares of ADS Stock are not publicly traded following a transaction or (ii)

any such issuance would not be in full compliance with applicable securities laws and stock exchange or stock market rules.
9. CONFIDENTIAL INFORMATION.
(a) Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; shareholders; acquisition candidates; financial condition; clients; customers or other relationships of ADS or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of ADS or any of its affiliates. Access to and knowledge of the Information is essential to the performance of Executive’s duties under this Agreement. Executive will not, during the Term or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than ADS or any of its affiliates. Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of ADS or its affiliates, whether made by Executive or otherwise coming into his possession, are confidential and will remain the property of ADS or its affiliates.
(b) Executive will, with reasonable notice during or after the Term, furnish information as may be in his possession and reasonably cooperate (taking into account Executive’s then current employment situation) with ADS and its affiliates as may be required in connection with any claims or legal action in which ADS or any of its affiliates is or may become a party to the extent that such claim or legal action reasonably relates to Executive’s pre-termination duties with ADS.

10. RESTRICTIONS.
(a) During the Term and thereafter for a one (1) year period (the “Restriction Period”), Executive agrees that, without the prior express written approval from the Board, he shall not compete with ADS and its affiliates by directly or indirectly engaging in the Business or by engaging in any business comparable to that of ADS or its affiliates, either directly or indirectly, as an individual, partner, member, corporation, limited liability company, limited liability partnership, officer of a corporation or in any other capacity whatsoever at any location at which ADS or its affiliates conducts business and/or provides any services.
(b) Executive acknowledges that the restrictions contained in this Section 10 of this Agreement, in view of the nature of the activities in which ADS and its affiliates are engaged, are reasonable and necessary in order to protect the legitimate interests of ADS and its affiliates, and that any violation thereof would result in irreparable injuries to ADS and/or its affiliate(s), as the case may be. Executive, therefore, acknowledges that, in the event of the violation of any of these restrictions, ADS shall be entitled to seek from any Court of competent jurisdiction preliminary and permanent injunctive relief, as well as attorneys fees and costs, damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative, and in addition to any other rights or remedies to which ADS may be entitled.
(c) In consideration for the restrictions contained in this Section 10, as well as in consideration for the services to be provided by Executive pursuant to the terms of Section 9(a), ADS shall pay to Executive the amount of TWO HUNDRED FIFTY THOUSAND ($250,000.00) DOLLARS (the “Covenant Consideration”) payable in ADS Stock, except for the Withholdings, which shall be payable in cash. In the event that ADS is unable to pay part of the Covenant Consideration in the form of ADS Stock, then and in that event, ADS shall pay the Covenant Consideration in cash. Whether in cash or ADS Stock, the cash or ADS Stock shall be deposited in the Rabbi Trust within twenty (20) business days of the termination of this Agreement, and shall be released as provided in Section 8(c). To the extent that ADS is able to pay part of the Covenant Consideration in the form of ADS Stock, then and in that event, all of the terms and conditions set forth in Section 8(d) applicable to the ADS Stock shall similarly be applicable to the common stock issued by ADS incident to the Covenant Consideration, including the issue of those circumstances upon which the Covenant Consideration may be paid in ADS Stock.
(d) If any of the restrictions set forth in this Section 10 should, for any reason, be adjudged invalid or unreasonable in any proceeding, then the validity or enforceability of the remainder of such restrictions or provisions shall not be adversely affected. If the Restriction Period or the area specified in this Section 10 of this Agreement shall be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof or both, so that such restrictions may be enforced in such area and for such period of time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in this Section 10, the Restriction Period shall not run in favor of Executive from the time of commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of ADS.
(e) The terms of this Section 10 shall survive the termination of this Agreement. Executive acknowledges that he can be gainfully employed and still comply with the terms of this Section 10 and that it is not unduly inconvenient to him.
11. INDEMNIFICATION; LITIGATION.
(a) ADS will indemnify Executive to the fullest extent permitted by the laws of the State of Florida in effect at that time, or the certificate of incorporation and by-laws of ADS, whichever affords the greater protection to Executive. Executive will be entitled to any insurance policies ADS may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer of ADS.
(b) In the event of any litigation or other proceeding between ADS and Executive with respect to the subject matter of this Agreement, ADS will reimburse Executive for all costs and expenses related to the litigation or proceedings, including attorney’s fees and expenses, providing that the litigation or proceedings results in either a settlement requiring ADS to make a payment to Executive or judgment in favor of Executive.
12. MITIGATION. Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by Executive as the result of employment by another employer after the date Executive’s employment hereunder terminates.
13. REMEDIES.
(a) In the event of a breach of this Agreement, the nonbreaching Party may maintain an action for specific performance against the Party who is alleged to have breached any of the terms of this Agreement. This subparagraph (a) of this Section 13 of this Agreement will not be construed to limit in any manner any other rights or remedies an aggrieved Party may have by virtue of any breach of this Agreement.
(b) Each of the Parties has the right to waive compliance with any obligation of this Agreement, but a waiver by any Party of any obligation will not be deemed a waiver of compliance with any other obligation or of its right to seek redress for any breach of any obligation on any subsequent occasion, nor will any waiver be deemed effective unless in writing and signed by the Party so waiving.

14. CONSOLIDATION, MERGER OR SALE OF ASSETS. Subject to the terms of Section 8, this Agreement shall not preclude ADS from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which, subject to the express written consent of Executive, which consent may be withheld for any reason or for no reason, may then assume this Agreement and all obligations and undertakings of ADS hereunder. In that event, “ADS” will mean the other corporation and this Agreement will continue in full force and effect.
15. ATTORNEY’S REPRESENTATIONS. Executive acknowledges that ADS’ counsel, COOPER LEVENSON APRIL NIEDELMAN & WAGENHEIM, P.A., prepared this Agreement on behalf of and in the course of its representation of ADS, and that:
1. Executive has been advised to seek the advice of independent counsel; and
2. Executive has had the opportunity to seek and has, in fact, received the advice of independent counsel of his choosing.
16. NOTICES. Any notices required or permitted by this Agreement or by law to be served on, or delivered to, any Party to this Agreement, shall be in writing and shall be signed by the Party giving or delivering it and sent by courier that guarantees overnight delivery, or by registered or certified mail, return receipt requested, addressed to the Party to whom any communication under this Agreement is to be made. Notice given as provided herein shall be deemed to have been given on the mailing date and, unless otherwise provided herein, shall be effective from that date. Notice shall be sent to the respective Party at the address set forth below. Any Party may change its address for purposes of receiving notices by furnishing notice of such change in the manner set forth above.
If to ADS:
APPLIED DIGITAL SOLUTIONS, INC.
1690 South Congress Avenue- Suite 200
Delray Beach, Florida 33445

If to Executive                       Michael Krawitz
400 South Pointe Drive, Apt. 2204
Miami Beach, Florida 33139

17. INVALID PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.
18. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon ADS, its successors and assigns, and Executive. This Agreement, being for the personal services of Executive, shall not be assignable or subject to anticipation by Executive.
19. AMENDMENTS. The terms and provisions of this Agreement may not be modified except by written instrument duly executed by the Parties.
20. ENTIRE AGREEMENT. This Agreement supersedes all other oral and written agreements between the Parties with respect to the matters contained in this Agreement and, except as otherwise provided herein, this Agreement contains all of the covenants and agreements between the Parties with respect to those matters.
21. LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any terms and conditions of this Agreement which apply to Executive and/or govern Executive’s behavior after Executive’s termination of employment and/or after the termination of this Agreement shall automatically survive the termination of this Agreement.
22. CONSENT TO JURISDICTION AND VENUE. The Parties hereby consent and submit to the jurisdiction and venue of any state or federal court within the State of Florida, Palm Beach County in any litigation arising out of this Agreement.

23. CAPTIONS AND GENDER. The headings contained in this Agreement are inserted for convenience and reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof, and shall not affect in any way the meaning or interpretation of this Agreement or any provisions hereof. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.
24. COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts either by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have set their hands and seals as of the date set forth on the first page of this Agreement.
ATTEST:	APPLIED DIGITAL SOLUTIONS, INC.

/s/ Kay E. Langsford	/s/ Evan C. McKeown 12/5/06
By: Evan C. McKeown CFO and Senior Vice President

WITNESS:	EXECUTIVE:

/s/ Chris R. Hines	/s/ Michael Krawitz
MICHAEL KRAWITZ